Exhibit 10.21

PARTHUS TECHNOLOGIES PLC

LICENSE AGREEMENT

This Agreement is entered into on the 30th September 2002 (the “Effective Date”) between [Parthus Technologies plc] (“Parthus”) with offices at 32/34 Harcourt Street, Dublin 2, Ireland and Silaria Ltd. (“Licensee”), with offices at 41 Dominick Street, Dublin 1, Ireland.

WHEREAS, Licensee designs, develops, and markets products which may be employed in integrated circuits;

WHEREAS, Parthus has independently designed, developed, and owns or has the right to license Parthus Designs; and

WHEREAS, Licensee wishes to obtain a license from Parthus upon the terms hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS. The definitions set forth below shall apply wherever they appear in this Agreement and all exhibits hereto.

1.1  “Customer” shall mean a customer of Licensee who purchases Licensed Products from Licensee.

1.2  “Customer Support Materials” shall mean the materials identified as “Customer Support Materials” in Exhibit A (“Licensed Materials”).

1.3  “Confidential Information”, any information of the Disclosing Party disclosed in any form whatsoever (including, but not limited to, disclosure made in writing, orally or in the form of models, computer programs or otherwise) by the Disclosing Party to the Receiving Party under this Agreement, provided that (i) if such information is disclosed by the Disclosing Party in writing, it shall be marked as confidential at the time of disclosure, (ii) if such information is disclosed by the Disclosing Party orally, it shall be identified as confidential at the time of disclosure and shall also be summarized and designated as confidential in a written memorandum delivered to the Receiving Party within thirty (30) days of disclosure, (iii) if disclosed in any other manner, it shall be designated in writing as confidential at the time of disclosure or (iv) notwithstanding subparagraphs (i), (ii) and (iii) of this definition, the nature of such information makes it obvious that it is confidential. The term “Confidential Information” shall not include any information disclosed by the Disclosing Party to the Receiving Party which:- is on the Effective Date, or thereafter becomes, publicly available otherwise than through any act or negligence of the Receiving Party; the Receiving Party can demonstrate was developed at any time by it without use of Confidential Information; or (c) is legitimately obtained at any time by the Receiving Party from a third party without restrictions in respect of disclosure or use.

1.4  “Disclosing Party” shall mean the party disclosing Confidential Information or Licensed Materials to the Receiving Party.

1.5  “Licensed Design” shall mean any design of an integrated circuit that incorporates all or any part of the Licensed Materials.

1.6  “New Licensed Design.” For the purpose of determining whether a Licensed Design is a New Licensed Design that is subject to the Licensed Design Fee, it shall be considered a New Licensed Design if it is sent for manufacture by Licensee or manufacture by a foundry and is a combination of (a) any portion of Parthus Designs or Licensed Materials and (b) Licensee’s circuitry, either of which creates a material change or addition to the functionality or performance of an existing Licensed Design. A Licensed Design which represents a bug fix, error correction or process migration to an existing Licensed Design shall not be a New Licensed Design and shall not be subject to the Licensed Design Fee so long as there is no change in the functionality of the Licensed Design. To avoid further confusion, any Licensed Design which is given a new part number by Licensee shall also be considered to be a New Licensed Design and subject to the Licensed Design Fee.

1.7  “Licensed Materials” shall mean the design materials and information described on Exhibit A (“Licensed Materials”) that embody or otherwise relate to the Parthus Designs and Parthus Software.

1.8  “Licensed Products” shall mean any hardware systems or integrated circuits (a “Licensed IC”) designed, manufactured, or marketed by or for Licensee that incorporate all or any part of a Licensed Materials or a Licensed Design.

1.9  “Licensee” shall mean the company named above, and includes any entity or entities of which the Licensee owns greater than 50% voting stock (“Affiliate” or “Affiliates”).

1.10  “Parthus Design(s)” shall mean any and all of the macro circuit blocks and functions developed by Parthus as specified in Exhibit B (“Parthus Designs and Parthus Software”), delivered and/or licensed to Licensee pursuant to the terms and conditions of this Agreement.

1.11  “Parthus Software” shall mean any and all of the Software developed, delivered and/or licensed to Licensee by Parthus pursuant to the terms and conditions of this Agreement and as specified in Exhibit B (“Parthus Designs and Parthus Software”).

1.12  “Peripheral Interfaces” shall mean software drivers for Licensee-supplied hardware and such interfaces of RF, Voice Codec, Memory and CPU (excluding IP core) as specified in Exhibit G (“Statement of Work”).

1.13  “Receiving Party” shall mean the party receiving Confidential Information or Licensed Materials from the Disclosing Party.

1.14  “Update” shall mean a new standard version of Deliverables which the version number is increased by increasing digits to the right of the decimal point. A description of the type of updates applicable to this Agreement is provided in Exhibit D (Maintenance Program). Versions which include major enhancements and increased functionality, as identified by a different product name or the same name as the licensed Materials hereunder but a version number to the left of the decimal point which is different to that of the Licensed Materials licensed under this Agreement may be provided to the customer at an additional fee or licensed as a separate licensable Parthus product.

2.	LICENSE

2.1  License Grant

Parthus hereby grants, subject to the terms and conditions of this Agreement and the payment of fees outlined herein, to Licensee a multiple re-use, personal, non-exclusive, nontransferable, worldwide license, to use, copy and modify (subject to the provisions as to modifications contained in this Agreement under section –“Modifications by Licensee”) the Licensed Materials.

2.2  License Restrictions for Licensed Materials

The foregoing rights to modify the Licensed Host Software and reproduce and use the Licensed Firmware under “Modifications by Licensee” is conditioned upon Licensee, and any third party service providers employed by Licensee, at all times reproducing on each copy and on any partial copies of the Licensed Host Software Licensed Firmware all Parthus copyright, patent notices and proprietary legends.

2.3  Modifications by Licensee.

Licensee shall be entitled to perform modifications to the Parthus Design or Parthus Software for the sole purpose of changing the functionality of the Peripheral Interfaces for the purpose of

•	Allowing porting of the Parthus Design or Parthus Software to a non Parthus supported processor, which for the avoidance of doubt includes the Silaria Proteus3 processor and derivatives, and

•	Allowing modification to the Parthus Design or Parthus Software which allows integration into an SOC.

Such Licensee Modifications shall be owned by Parthus. Modification shall not affect Parthus’ ownership of Parthus Design or Parthus Software, Licensed Materials, Licensed Software and Intellectual Property pursuant to Sections “Title to Parthus Design or Parthus Software, Licensed Materials and Licensed Software”, and (ii) shall not affect Licensee’s obligations under “Fees” nor shall there be any reduction, offset or abatement of the fees due under this agreement based on any modifications. For the avoidance of doubt, this section shall not affect the ownership of other intellectual property which is integrated with the Licensed Materials into a Licensed Product and which is not otherwise associated with the Licensed Materials. For instance, integration of the Parthus Bluetooth core into an SOC which contains an ARM Processor, Proteus3 Processor, 3rd party USB core and independently created, proprietary, Licensee logic does not give Parthus ownership of such additional cores or logic. Licensee shall inform Parthus of all such Licensee Modifications deliver to Parthus all such Licensee Modifications Parthus shall have no liability or obligation with respect to Licensee Modifications. Licensee shall provide reasonable assistance and sign all documents necessary for Parthus to perfect its interest in such modification.

2.3.1  Licensee may sublicense the object code of the Licensed Products, which contain Parthus Design, which have integrated Licensee’s Proteus3 embedded Processor and the associated software stack modified to work with such core. Such sublicensing rights shall be limited to sublicensing the Proteus3 modified Licensed Design and shall contain licensing provisions substantially similar to those contained herein, including but not limited to those specific End User Terms outlined in Exhibit F, but shall not include the right to make modification, derivatives or to further sublicense. Parthus shall be expressly named as a third party beneficiary in such agreement but shall have no support or other obligations to such Customer under such agreement. Licensee shall pay Parthus the fees outlined in exhibit C of this agreement for each sublicense issued by Licensee.

2.4  Nondisclosure.  Except as otherwise provided herein, Licensee shall hold in confidence the Licensed Materials. Licensee shall not make the Licensed Materials or the documentation available in any form to any person other than to Licensee’s employees with a need to know and to design service organization and semiconductor manufacturers under the terms of Section 2.1(a) and (b) above. Licensee represents that it maintains a reasonable system consistent with semiconductor industry standards to protect its own confidential business information, including written agreements with its employees, and that Licensed Materials and documentation will be protected by such system to the same extent. Notwithstanding the foregoing, in those cases where necessary to facilitate a Customer’s understanding and use of Licensed Products, Licensee may provide copies of the Customer Support Materials to the Customer on a need-to-know basis pursuant to written agreements signed by the Customer which include and require the following: (a) a prohibition against sublicensing, assignment or transfer; (b) a prohibition on copying, except for Customer’s internal use for the limited purpose set forth above; and (c) a restriction allowing the Customer to use the Customer Support Materials only in connection with the Licensed Products. In the event the parties disclose Confidential Information the parties agree that, save as expressly provided hereunder, the Receiving Party shall not use the Confidential Information for any other purpose than fulfilling its rights and obligations under this Agreement nor disclose Confidential Information to any third party and shall prevent any loss, theft or inadvertent disclosure of Confidential Information or any unauthorized disclosure of Confidential Information by persons (including, but not limited to, present and former employees) or entities to whom the Receiving Party under this Agreement has the right to disclose Confidential Information. The Receiving Party shall use the same degree of care in safeguarding such Confidential Information as it uses for its own confidential information of like importance and in any case not less than a reasonable degree of care, and, upon becoming aware of such inadvertent or unauthorized disclosure, notified the Disclosing Party thereof and taken reasonable measures to mitigate the effects of such disclosure and to prevent any further disclosure. In addition, Licensee shall abide by, and shall cause its subcontractors and Customers to abide by the Source Code Security procedures outlined in Exhibit E. The Confidentiality period for the Confidential Information shall be five (5) years from the date of disclosure and indefinite for the Licensed Materials.

2.5  Title.  Parthus retains title and ownership of the Licensed Materials and all subsequent copies, modifications and updates thereof regardless of the form or media in or on which the original and other copies may exist. This license is not a sale of the Licensed Materials or any copy thereof.

3.	DELIVERY, ACCEPTANCE AND COPYING

3.1  Delivery.  The Licensed Materials shall be shipped to Licensee FOB origin within the Delivery Time set forth in Exhibit C (“Fees and Payment Schedule”).

4.
ACCEPTANCE.    In the event that Licensee rejects a delivery of the Licensed Materials, it must provide written notice of rejection to Parthus within fifteen (15) days after shipment, specifying the nature of any nonconformity of the Licensed Materials in question with the specifications for the relevant Parthus Designs and Parthus Software, as Parthus’s sole and exclusive obligation, Parthus shall refund any amounts previously paid to Parthus hereunder for that delivery, upon Licensee’s confirmation that it has destroyed the Licensed Materials for that delivery pursuant to Section 8.4 (“Consequences”). If Parthus does not receive written rejection of any Licensed Materials from Licensee within fifteen (15) days after shipment, such Licensed Materials shall be deemed accepted.

5.
MODIFICATIONS.    Parthus will, if requested in writing by Licensee, perform mutually agreeable modifications to the Licensed Materials to add to or change the functionality of the Parthus Design and Parthus Software upon a reasonable schedule to be agreed upon by the parties. The weekly Design Fee and duration for such modifications will be quoted at the time of a request. All such modifications and documentation related thereto shall be deemed to form part of the Licensed Materials for all purposes of this Agreement. Except for obligations under the Maintenance Program described in Exhibit D (“Maintenance Program”), Parthus shall have no liability or obligation with respect to any modifications to the Licensed Materials requested by Licensee and made by Parthus

6.	MAINTENANCE

Parthus shall provide maintenance in accordance with maintenance program described in Exhibit D for the maintenance fee defined in Exhibit C

6.1  Initial Term.  The initial term of one year free maintenance shall begin on acceptance by Silaria of the final deliverables set out in Exhibit G (Initial Term).

6.2  Mandatory Term.  A Mandatory Term shall mean an additional mandatory one year maintenance period which Licensee is required to receive for the fees outlined in Exhibit C. The Mandatory Term, if any, shall begin immediately after the end of the Initial Term has expired. No Mandatory Term is required under this agreement.

6.3  Renewal.  Prior to the end of the Initial Term and each successive year thereafter, Licensee may renew the Maintenance Program by paying the annual Maintenance Fee set forth in Exhibit C (“Fees and Payment Schedule”). Unless otherwise agreed, Parthus shall invoice Licensee for such maintenance sixty (60) days prior to the end of the first and each subsequent year, and Licensee shall elect to renew the Maintenance Program by paying such invoice prior to the expiration of the then-current maintenance year. If Licensee elects not to renew the Maintenance Program for one or more years, and subsequently wishes to resume maintenance, Parthus will provide a quotation for resumption of maintenance at the time of request.

7.	CONSIDERATION

7.1  Licenses.

(a)  License Fee.  In partial consideration for the rights and licenses granted in Section 2 (“License”), Licensee shall pay to Parthus a one-time, non-refundable License Fee in the amount set forth in Exhibit C (“Fees and Payment Schedule”) in accordance with the payment schedule set forth in Exhibit C (Fees and Payment Schedule).

(b)  Licensed Designs.  For each Licensed Design, Licensee shall pay Parthus a Licensed Design Fee in the amount set forth in Exhibit C (“Fees and Payment Schedule”). The Licensed Design Fee is due upon tape out of each new Licensed Design to a foundry for fabrication.

(c)  Royalty.  For each Licensed Product distributed by Licensee, Licensee shall pay the royalty at the rate set forth in Exhibit C (“Fees and Payment Schedule”) for each Licensed IC distributed by Licensee. The foregoing royalty shall accrue upon shipment of such Licensed IC. An invoice for the royalty payment will be issued by Parthus on receipt of Silaria reports as specified in 7.1(d) below.

(d)  Reporting.  Within thirty (30) days after each calendar quarter, Licensee shall furnish a written report to Parthus stating the number and type of Licensed Products distributed by Licensee, the number of Licensed ICs in each type of Licensed Product, and the number of Licensed Designs taped out during the previous quarter.

(e)  Audit.  Licensee shall maintain a complete, clear, accurate record adequate to verify each report and payment, of the number and type of Licensed Products distributed by Licensee, and the number of Licensed ICs in each type of Licensed Product. To ensure compliance with the terms of this Agreement, Parthus shall have the right, at any time during the term of this Agreement and for one year thereafter, to have an inspection and audit of all of the relevant accounting and sales books and records of Licensee conducted at Licensee’s principal offices by mutually agreed independent Certified Public Accountants, (“Auditors”), at Parthus expense. Such audit shall be conducted during regular business hours and in such a manner as not to interfere with Licensee’s normal business activities. If such inspections should disclose any underreporting, Licensee shall promptly pay Parthus such amount, together with interest thereon at the rate of one and one-half percent (1.5%) per month or the highest interest rate allowed by law, whichever is lower, from the date on which such amount became due to Parthus from Licensee or its Affiliates, and if the underreporting is more than five percent (5%) of the amounts paid to Parthus for the audited period, then Licensee shall also reimburse Parthus for the costs of the audit.

7.2  Maintenance.  The “Maintenance Fee” shall be as set forth in Exhibit C (“Fees and Payment Schedule”).

7.3  Taxes.  Licensee agrees to pay, and to indemnify and hold Parthus harmless from, any sales, use, excise, import or export, value-added or similar tax or duty not based on Parthus’s net income, as well as any costs associated with the collection or withholding thereof, and all governmental permit fees, license fees and customs and similar fees levied upon license or the delivery by Parthus of the Licensed Materials. Licensee will make all payments free and clear of, and without reduction for, any withholding taxes; any such taxes imposed on payment of fees and/or royalties to Parthus will be Licensee’s sole responsibility;

and if a resale certificate or other certificate or document of exemption is required in order to exempt all or any of the Licensed Materials from any such liability, Licensee will promptly furnish it to Parthus. All withholding tax certificates, documents, application forms, etc., should be forwarded to the following address, or such other address as provided by Parthus:

Parthus Technologies plc
Attention: Financial Controller
32/34 Harcourt Street
Dublin 2, IRELAND

7.4  Terms of Payment.  Terms of payment are net thirty (30) days from date of invoice. Overdue payments shall bear interest at a rate of one and one-half percent (1.5%) per month or the highest rate allowable by law, whichever is lower.

8.	TERM AND TERMINATION

8.1  Term.  The term of this Agreement shall begin upon the Effective Date and shall continue indefinitely, unless sooner terminated in accordance with the terms hereinafter set forth.

8.2  Breach.  If either party materially breaches a provision and does not cure such breach within thirty (30) days after written notice from the other party, such other party shall have the right at its option to: (i)(a) suspend performance or payment until such breach is cured; (b) terminate this Agreement; or (c) seek a combination of (a) and (b); and (ii) seek those remedies available at law or equity to the extent not limited by the terms of this Agreement. It is further provided, however, that if the breach involves a delay in or failure to pay money when due, that the cure period shall be ten (10) days rather than thirty (30) days. The election of (i)(a), (b) or (c) above shall not excuse the breaching party from any obligation arising prior to the date of such election. A breach of any term of this Agreement by an Affiliate, a design service organization or a manufacturer shall constitute a breach by Licensee for purposes of this Section.

8.3  Bankruptcy.  Should either party: (i) become insolvent; (ii) make an assignment for the benefit of creditors; (iii) file or have filed against it a petition in bankruptcy or seeking reorganization; (iv) have a receiver, manager, administrator or administrative receiver appointed; or (v) institute any proceedings for liquidation or winding up; then the other party may, in addition to other rights and remedies it may have, terminate this Agreement immediately by written notice.

8.4  Consequences.  Upon termination of this Agreement, the licenses, rights and covenants granted and the obligations imposed hereunder shall cease except as otherwise expressly set forth herein. Upon termination, Licensee shall destroy the Licensed Materials, including all copies and documentation in Licensee’s possession and those copies furnished to semiconductor manufacturers and design service organizations under this Agreement, and provide to Parthus written certification of such destruction within thirty (30) days of termination.

8.5  Survival.  The provisions of Sections 2.2 (“Nondisclosure”), 2.3 (“Title”), 6 (“Consideration”), 7 (“Term and Termination”), 8 (“Warranty”) and 9 (“General Provisions”) shall survive the expiration or termination of this Agreement.

9.	WARRANTY

9.1  Warranty.  Parthus warrants that during the ninety (90) day period following delivery of the Licensed Materials (the “Warranty Period”), the Licensed Materials will be sufficient for a competent semiconductor designer to produce the Parthus Designs and that the Parthus Designs will meet the functionality and performance described in the specifications for such Parthus Designs. Licensee acknowledges that the Licensed Materials may not be error-free. Licensee’s sole remedy for any breach of this warranty which is reported to Parthus during the Warranty Period shall be for Parthus to use commercially reasonable efforts to correct any errors in the Licensed Materials and to deliver the corrected Licensed Materials to Licensee as soon as they are available.

9.2  Infringement.  Parthus represents and warrants that the Licensed Materials are the original work of Parthus; that such materials were developed without access to or knowledge of any confidential information pertaining to the original design of the functions provided in the Licensed Materials; and that at the time of execution of this Agreement no infringement of third-party rights is known to Parthus. Parthus shall indemnify and hold Licensee harmless from and against any third-party claim based upon a breach of the foregoing (a “Claim”), provided that Licensee gives timely written notice to Parthus of any such Claim and assists Parthus, at Parthus’s expense, in the defense of such Claims. The foregoing constitutes Licensee’s sole and exclusive remedy for any breach of this Section.

9.3  DISCLAIMER.  EXCEPT AS PROVIDED ABOVE, THE PARTHUS DESIGNS AND LICENSED MATERIALS ARE PROVIDED “AS IS” WITHOUT WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OR CONDITION WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NONINFRINGEMENT. PARTHUS DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE PARTHUS DESIGNS WILL MEET LICENSEE’S REQUIREMENTS OR THAT THE LICENSED MATERIALS WILL BE ERROR-FREE.

10.	GENERAL PROVISIONS

10.1  Severability and Conflict.  In the event that one or more provisions of this Agreement is held to be invalid, illegal or unenforceable for any reason, the same shall not affect any other provision of this Agreement, and, in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such invalid, illegal or unenforceable provision within the limits of applicable law.

10.2  Assignment.  Licensee shall not assign, delegate, or subcontract any portion of its rights, duties, or obligations under this Agreement and any attempt to do so shall be void. As used in this Agreement, the following shall be deemed an assignment: (1) any dissolution, merger, consolidation, or other reorganization of or affecting the Licensee, whether or not Licensee is the surviving corporate entity; and (2) the sale or transfer, by one or more transactions, of stock possessing more than fifty percent (50%) of the total combined voting power of all classes of Licensee’s capital stock issued, outstanding and entitled to vote for the election of its directors.

10.3  Announcements.  Subject to the reasonable comments of the other party, each of the parties hereto shall be entitled to make such announcement regarding the existence of this Agreement and the general nature (but not specific details or commercially sensitive material) thereof as it shall think fit (in particular as may be required to comply with such party’s obligations hereunder or by law or the rules and regulations of the any relevant stock exchange or other regulatory authority to which such party is subject and in such circumstances the disclosing party shall consult with the other as to content).

10.4  Export.  Licensee will not export or re-export, the Licensed Materials or Licensed Products without any required United States or foreign government licenses. Licensee will defend, indemnify and hold harmless Parthus from and against all fines, penalties, liabilities, costs, damages and expenses incurred by Parthus as a result of any violation of such laws or regulations by Licensee or any of its agents or employees.

10.5  Damage Limitation.  Independently of any remedy limitation hereof, and regardless of whether the purpose of such remedy is served, it is agreed that in no event shall Parthus be liable for indirect, special, incidental or consequential losses or damages of any kind under this Agreement, including, without limitation, loss of anticipated profits, goodwill, reputation, business receipts or contracts, or losses or expenses resulting from third-party claims. In no event shall Parthus’s aggregate cumulative liability arising out of or related to this Agreement exceed the lesser of (a) one-half of the amounts paid by Licensee to Parthus hereunder and (b) US $500,000.

10.6  Governing Law and Venue.  This Agreement shall be governed in all respects by the laws of the United States of America and the State of California, as such laws are applied to agreements to be entered into and to be performed entirely within California between California residents. Any action or proceeding arising from or related to this Agreement may be brought in a federal court in the Northern District of California or in state court in Santa Clara County, California, and each party irrevocably submits to the jurisdiction and venue of any such court in any such proceeding. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

10.7  No Waiver.  The failure of a party to enforce any provision of this Agreement shall not constitute a waiver of such provision or the right of such party to enforce such provision or any other provision.

10.8  General Indemnity.  Licensee agrees to defend, indemnify and hold harmless Parthus from and against any claims, suits, losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees) brought by third parties (including any Customer) resulting from or relating to the marketing and distribution of the Licensed Products or any representations, warranties, guarantees or other written or oral statements made by or on behalf of Licensee relating to the Licensed Products.

10.9  Notice.  Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party may specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or, if sent by certified or registered mail, three (3) days after the date of mailing.

As to:

Parthus Technologies plc (“Parthus”)

Attention: General Counsel
32/34 Harcourt Street
Dublin 2, IRELAND

As to:	Silaria Ltd. (“Licensee”)
Attention: VP Business Development
Silaria Ltd.
Dominick Court,
41 Dominic Street,
Dublin 1, IRELAND

10.10  No Other Licenses.  Nothing in this Agreement will be deemed to grant, by implication, estoppel, or otherwise, a license under any of Parthus’s existing or future patents; however, Parthus agrees that it will not assert any of its rights under such patents against Licensee or its Customers based on the manufacture, use, sub-license or distribution of the Licensed Products as permitted by this Agreement. Nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise upon either party hereunder any licenses or other right except the licenses and rights expressly granted hereunder to a party hereto.

10.11  Headings.  Headings or captions herein are merely for convenience and are not part of this Agreement and shall not in any way modify or affect the provisions of this Agreement.

10.12  Counterparts.  This Agreement may be signed in counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same Agreement.

10.13  Authorization.  This Agreement and any supplement to it shall be binding on the parties only after acceptance at Parthus’s offices by officers or authorized representatives of Parthus.

10.14  Injunctive Relief.  It is understood and agreed that, notwithstanding any other provisions of this Agreement, breach of the provisions of this Agreement by Licensee will cause Parthus irreparable damage for which recovery of money damages would be inadequate, and that Parthus shall therefore be entitled to obtain timely injunctive relief to protect Parthus’s rights under this Agreement in addition to any and all remedies available at law.

10.15  Entire Agreement.  This Agreement and its attachments constitute the full and complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements relating to such subject matter. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by each of the parties hereto. The printed terms and conditions of any purchase order form issued by Licensee shall not modify or be a part of this Agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement effective as of the date first written above.

PARTHUS TECHNOLOGIES PLC: Signature:	LICENSEE: Signature:

/s/ KEVIN FIELDING	/s/ TOM MOORE

Printed:	Printed:

Kevin Fielding	Tom Moore

Title:	Title:

President	Vice President, Business Development

Date:	Date:

September 30, 2002	September 30, 2002

Exhibit A

LICENSED MATERIALS

The Licensed Materials applicable to this contract are all the Parthus Designs and Parthus Software detailed in Exhibit B

CUSTOMER SUPPORT MATERIALS

Customer Support Material

Deliverable	Description

P0-D17	Tabasco Application Notes or programming guide for inclusion into data sheets. (including connections to external ASICs and interfaces) (PDF Format)

P0-D20	Tabasco Functional Specifications Document (including hierarchical block diagrams and signal names) (PDF Format)

Exhibit B

PARTHUS DESIGNS AND PARTHUS SOFTWARE

Parthus Designs

Deliverable	Description

Phase 0—License Package (RTL & ARM based FPGA Design)

P0-D13	Parthus Technologies BT Hardware IP for ARM Verilog RTL Model (source code)

P0-D14	Parthus Technologies BT Hardware IP for ARM Verilog Testbenches (source code), including the behavior models of SiW/BlueRF radios and CODEC.

P0-D15	Parthus Technologies BT Hardware IP for ARM Synopsys synthesis scripts (source code)

P0-D16	Parthus Technologies BT Hardware IP for ARM Primetime STA synthesis scripts (source code)

P0-D18	Tabasco Implementation Notes (for internal configuration of Tabasco within an ASIC)

P0-D19	Tabasco Block Specifications Document (PDF Format)

P0-D20	Tabasco Functional Specifications Document (including hierarchical block diagrams and signal names) (PDF Format)

P0-D21	Tabasco Functional verification plan including documentation of test features (PDF Format)

P0	FPGA deliverables

P0-D22	One Chimera FPGA platform.

Training for Silaria Staff

P4-D1	Hardware Training at Silaria’s facilities on ARM based FPGA system delivery for 5 business days

P4-D3	Hardware Training Documentation (PDF Format)

Parthus Software

Deliverable	Description

Phase 0—License Package (RTL & ARM based FPGA Design)

P0-D2a	Lower Level Bluetooth Protocol Software for ARM Based FPGA System including support for point-to-point, point-to-multipoint, SCO using UART HCI transport with simple scheduler (source code)

P0-D4
Software design and interface specification for Lower Level Bluetooth Protocol Software (including UART driver, SiWave/BlueRF Driver, and Motorola MC145484 driver, and Hardware Abstraction Layer Design and Programmer Interface) (PDF Format)

P0-D5	Demonstration applications software running on the PC supporting a) Point to Point b) Point to MultiPoint c) SCO

P0-D6
Demo system operation manual (PDF Format)
This document shall include the following information:
•        Description of installing the demo system
•        Description of user interface
•        Description of demo operations

P0-D7	Parthus Technologies BlueTooth HCI Tester (object code) and documentation

Training for Silaria Staff

P4-D2	Software Training at Silaria’s facilities on ARM based FPGA system delivery for 5 business days

P4-D4	Software Training Documentation (PDF Format)

Exhibit C

Fees and Payment schedule

License Fees

Individual Fees	Licensing Fee	Maintenance Fee

Baseband Hardware IP & Lower Protocol Stack Software IP including source code access as described in Exhibit G, (Statement of Work)	US$350,000	1st year: Included in Initial License Fee 2nd and subsequent Years: US$35,000 Optional

Notes

1.    Prices are in US Dollars and are exclusive of any taxes and import duties.

License Fee Payment Schedule

License Fee Payment
Contract Signature	US$100,000
November 30 2002	US$100,000
February 28 2003	US$150,000

Once all Licensee Fees, outlined herein, are paid the Licensee will be able to create New Licensed Designs without paying any additional license fees. Royalties will continue to be due, however, on all units of Licensed Product distributed by Licensee even after all License Fees have been paid.

Sub-license Fees

Licensee shall pay Parthus 0% of all fees received from each sub-licensee

Royalty Fees

Baseband Hardware IP & Protocol Stack Software IP
First 5 million pieces	Nil
5 to 10 million pieces	Nil
10 to 20 million pieces	Nil
20 to 30 million pieces	Nil

Notes

Quantities are Silaria cumulative volumes accross all Licensed Designs. For detailed clarification of the conditions determining royalty bearing products please refer to the body of this Contract Document

Exhibit D

MAINTENANCE PROGRAM

The Maintenance Program shall be as follows:

1.
UPDATES:    Updates will be available from time to time and may include changes, corrections or additions made by Parthus to the Licensed Materials. Parthus will announce these updates, document the changes and make these updates available at the same time as for other Licensees. Updates will also include any modifications required to the Licensed Materials to ensure that they remain compliant to the Bluetooth Specifications for any revision designated by an increase in the revision number to the right of the decimal point, for example V1.1x. Licensee is responsible for installing updates. For the avoidance of doubt Updates will not include modifications required to ensure compliance to revision V2.0 of the Bluetooth specification.

2.	TRAINING: Licensee may request training on the use of the Licensed Materials either at Parthus or at Licensee’s premises for the Training Fee set out in Exhibit C.

3.
TELEPHONE AND EMAIL SUPPORT:    Parthus will provide free of charge during the Maintenance period telephone and email support to explain functionality of, or detect and correct within reason difficulties in the Licensee’s use of the Licensed Materials. If a problem cannot be resolved remotely, Licensee may a) document the problem for Parthus’s analysis and Parthus will investigate and correct the problem for the Resolution Fee set out in Exhibit C; or b) request Parthus’s assistance in identifying and resolving the problem at the Licensee’s site for the Resolution Fee set out in Exhibit C.

4.
EXCLUSIONS:    The Maintenance Program specifically excludes, without limitation, any repair or service resulting from a) neglect, misuse or damage of or to the Licensed Materials; b) alterations or modifications to the Licensed Materials not authorized by Parthus; c) the failure of the Licensee to provide and maintain a suitable installation environment and facilities; or d) use of the Licensed Materials for a purpose other than expressly permitted by this Agreement.

5.
DISCONTINUATION:    If at any time Parthus decides to discontinue the Licensing and Support Program of an Parthus Design or Licensed Materials, Parthus shall give Licensee one (1) year notice of such decision and the Maintenance Program shall no longer be available thereafter.

Exhibit E

SOURCE CODE SECURITY PROCEDURES

I.    Authorized Employees and Designated Engineer.    Licensee agrees that it will not disclose all or any portion of the Parthus Source Code to employees or third parties, with the exception of those regular full-time employees of Licensee, or such other third party contractors of Licensee, who: (a) require access thereto for a purpose authorized by this Agreement, and (b) have an appropriate employee agreement or independent contractor agreement, as applicable. Licensee unconditionally guarantees compliance with its obligations to protect the Parthus Source Code Information of any of Licensee’s employees or contractors. Licensee also agrees to take all commercially reasonable measures necessary or desirable to ensure the compliance of Licensee’s employees and contractors with their respective obligations under their respective agreements with respect to the Source Code.

II. Protection of Parthus Source Code Information.

III.    Parthus shall use its reasonable efforts to ensure that all Parthus Source Code delivered to Licensee will be properly marked or otherwise appropriately identified as Parthus Source Code. Licensee shall ensure that all such markings and identification are reproduced in a manner substantially similar to the manner in which they are provided to Licensee by Parthus in any copies of Parthus Source Code Information made by or for Licensee.

IV. Licensee shall not cause or authorize the unauthorized use, dissemination, or publication of the Parthus Source Code, and shall take prompt and appropriate action to prevent any unauthorized use or disclosure of Parthus Source Code by Licensee’s employees or contractors.

V.    Licensee shall instruct its employees and contractors not to copy Parthus Source Code on their own, and not to disclose Parthus Source Code to anyone not authorized to receive it.

VI.    Trade Secrets.    Parthus Source Code in all forms and formats and all non-public information relating thereto, including without limitation the techniques, algorithms, and processes contained in the Software any part thereof, constitute trade secrets of Parthus and/or its suppliers, and may be used by Licensee only in accordance with the terms of this Agreement. Licensee will take such measures as are appropriate to protect the proprietary rights of Parthus and its suppliers in the Parthus Source Code Information and will promptly notify Parthus of any lost or missing Source Code or non-public Source Code-related items and take all reasonable steps to recover such items.

Proprietary Notices.    In order to protect Parthus’ copyright and other ownership interests, Licensee agrees that as a condition of its rights hereunder, each copy of the Parthus Source Code, or any portion thereof or documentation therefore, shall contain a valid copyright notice and any other proprietary notices, including the copyright notices of Parthus’ suppliers, which appear on or in the Parthus Source Code delivered to Licensee hereunder or as Parthus may reasonably require from time to time. Presence of a copyright notice does not constitute an acknowledgement of publication.

(For Use when we provide Software, which Licensee provides to Licensee’s end Customer.)

Exhibit F

MINIMUM CUSTOMER TERMS

In addition to other terms contained herein the Customer shall also abide by the following terms:

1.    Title to and ownership of the Software remains with Parthus and its suppliers.

2.    The Customer may not (a) alter or modify the Software, or (b) reverse engineer, decompile, disassemble, or in any way attempt to derive the Source Code for the Software

3.    The End User will not export or re-export the Software without the appropriate United States or foreign government licenses.

4.    All express and implied warranties regarding the Software by Parthus and its suppliers are disclaimed.

5.    All consequential, special, and indirect damages are disclaimed on behalf of Parthus and its suppliers.

6.    For U.S. Government End Users: The Software is a “commercial item,” as that term is defined at 48 C.F.R. 2.101 (OCT 1995), and more specifically is “commercial computer software” and “commercial computer software documentation,” as such terms are used in 48 C.F.R. 12.212 (SEPT 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (JUNE 1995), the Software is provided to U.S. Government End Users (a) only as a commercial end item and (b) with only those rights as are granted to all other Customers pursuant to the terms and conditions herein.

7.    Parthus is expressly named as an intended third party beneficiary of the End User license agreement, with the right to enforce the terms relating to the Software directly against the End User.

8.    Use of the object code of the PARTHUS Software specifically excludes; (a) the translation, adaptation, arrangement or other alteration of the object code of the PARTHUS Software except as allowed by local legislation implementing Article 6 of the EC Directive on the legal protection of computer programs (91/250/EEC) and then only to the extent necessary to achieve interoperability of an independently created program with other programs; and (b) the copying, adapting or reverse compiling of the object code of the PARTHUS Software for the purpose of error correction.

Exhibit G

Statement of Work

for

Silaria
Rev. 0.2

1.    PHASE 0—License Package (RTL &ARM Based FPGA Design)

1.1    Objectives

This is the Parthus Technologies original product to confirm the IP.

ARM based FPGA System is consisting of the following software and hardware.

Software:  lower protocol software, upper protocol software running on the PC (exclude SDP & RFCOMM), Driver                             software both PC side and FPGA Board side.

Hardware:  evaluation board with FPGA, ARM7TDMI microprocessor chip and board, SiWave RF Module and Motorola                              CODEC. (“Chimera”)

1.2    Parthus Technologies Software Deliverables

P0-D2a	Lower Level Bluetooth Protocol Software for ARM Based FPGA System including support for point-to-point, point-to-multipoint, SCO using UART HCI transport with simple scheduler (source code)

P0-D3	Software design and interface specification for Upper Level Bluetooth Protocol Software (including UART driver and Host Programming Manual(with reference to example applications) (PDF Format)

P0-D4
Software design and interface specification for Lower Level Bluetooth Protocol Software (including UART driver, SiWave/BlueRF Driver, and Motorola MC145484 driver, and Hardware Abstraction Layer Design and Programmer Interface) (PDF Format)

P0-D5	Demonstration applications software running on the PC supporting

a) Point to Point

b) Point to MultiPoint

c) SCO

P0-D6	Demo system operation manual (PDF Format)

This document shall include the following information:

Description of installing the demo system

Description of user interface

Description of demo operations

P0-D7	Parthus Technologies Bluetooth HCI Tester (object code) and documentation

1.3    Parthus Technologies Hardware deliverables

P0-D13	Parthus Technologies BT Hardware IP for ARM Verilog RTL Model (source code)

P0-D14	Parthus Technologies BT Hardware IP for ARM Verilog Testbenches (source code), including the behavior models of SiW/BlueRF radios and CODEC.

P0-D15	Parthus Technologies BT Hardware IP for ARM Synopsys synthesis scripts (source code)

P0-D16	Parthus Technologies BT Hardware IP for ARM Primetime STA synthesis scripts (source code)

P0-D17	Tabasco Application Notes or programming guide for inclusion into data sheets. (including connections to external ASICs and interfaces) (PDF Format)

P0-D18	Tabasco Implementation Notes (for internal configuration of Tabasco within an ASIC)

P0-D19	Tabasco Block Specifications Document (PDF Format)

P0-D20	Tabasco Functional Specifications Document (including hierarchical block diagrams and signal names) (PDF Format)

P0-D21	Tabasco Functional verification plan including documentation of test features (PDF Format)

1.4    Acceptance Criteria

See Section 3

2.    TRAINING FOR SILARIA STAFF

2.1    Objectives

To allow Silaria’s engineering staff to well understand the BlueStream Bluetooth System, as preparation for their modification and maintenance of the project deliverables.

To derive documentation suitable for Silaria’s customers who use our BlueStream IP.

2.2    Tasks

Hardware Training at Parthus’ facilities.

Within 30 days of contract signing

Software Training at Parthus’ facilities.

-    Within 30 days of contract signing

2.3    Parthus Technologies Deliverables

P4-D0	Parthus to provide Hardware and Software Training Plans on signature of Contract (PDF Format)

P4-D1	Hardware Training at Parthus’ facilities delivery for 4 business days

P4-D2	Software Training at Parthus’ facilities for 4 business days

P4-D3	Hardware Training Documentation (PDF Format)

P4-D4	Software Training Documentation (PDF Format)

3.    ACCEPTANCE PLAN

3.1    Objectives

Provide documentation and demonstration at Parthus facility regarding perform interworking test (RF, BB, LC, LMP, HCI) with Ericsson’s EBDK which demonstrates that this system can inter-work with such EBDK.

3.2    Tasks

•	Parthus shall provide a report showing the test results for the Chimera with the R&S PTW60 Bluetooth Tester as used at Bluetooth Test Facilities.

•	During the training Parthus will demonstrate the following at Parthus facility

(1)	Make success of 2Mbyte file transmission (Both Master to Slave, Slave to Master)

(2)	Make success of voice communication (Both from Master to Slave, from Slave to Master) (a-law, u-law or CVSD)

(3)	Provide tool which allows demonstration of interoperability with the following packet types between an Ericsson EBMK and the Chimera with the HCI stack.

- Packet Type: DM1, DH1, DM3, DH3, DM5, DH5, DV, HV1, HV2, HV3

(4)	Make success of Master/Slave Switching within piconet

(5)	Make success of Lower Power Mode operations(including Park, Sniff and Hold modes) within piconet

(6)	Make success of Point-to-Multipoint Communications within the piconet comprising of two Chimera boards and one Ericsson’s EBMK.

(7)	Parthus will provide Test Results List, Test configuration and conditions with Pass/Fail indication for each test

Silaria may wish to purchase a Protocol tester to allow them to verify the above.

4.    Assumptions

This SOW is developed on the basis of the following assumptions which are material to the provision of the Services.

5.    Parthus Technologies to Silaria Delivery Milestones

The following is the project schedule.

The table below represents the summary schedule of the Parthus Technologies Deliverables and delivery dates associated with this Agreement, the dates given are estimates based on the stated assumptions.

(1) Column ‘A’ – Contract definitions for D = Parthus Design, S = Parthus Software, C = Customer Support Materials

Deliverable	Description	Date	A(1)

Phase 0—License Package (RTL & ARM based FPGA Design)

P0	Software Deliverables

P0-D2a	Lower Level Bluetooth Protocol Software for ARM Based FPGA System including support for point-to-point, point-to-multipoint, SCO using UART HCI transport with simple scheduler (source code)	30th September 2002	S

P0-D4
Software design and interface specification for Lower Level Bluetooth Protocol Software (including UART driver, SiWave/BlueRF Driver, and Motorola MC145484 driver, and Hardware Abstraction Layer Design and Programmer Interface) (PDF Format)
		30th September 2002	S

P0-D5	Demonstration applications software running on the PC supporting a) Point to Point b) Point to MultiPoint c) SCO	30th September 2002	S

P0-D6
Demo system operation manual (PDF Format)
This document shall include the following information:
•    Description of installing the demo system
•    Description of user interface
•    Description of demo operations
		30th September 2002	S

P0-D7	Parthus Technologies BlueTooth Top-level system test routines (HCI Tester) (object code) and documentation	30th September 2002	S

P0	Hardware Deliverables

P0-D13	Parthus Technologies BT Hardware IP for ARM Verilog RTL Model (source code)	30th September 2002	D

P0-D14	Parthus Technologies BT Hardware IP for ARM Verilog Testbenches (source code), including the behavior models of SiW/BlueRF radios and CODEC.	30th September 2002 BlueRF—31st July 2001	D

P0-D15	Parthus Technologies BT Hardware IP for ARM	30th September 2002	D

Deliverable	Description	Date	A(1)

Synopsys synthesis scripts (source code)

P0-D16	Parthus Technologies BT Hardware IP for ARM Primetime STA synthesis scripts (source code)	30th September 2002	D

P0-D17	Tabasco Application Notes or programming guide for inclusion into data sheets. (including connections to external ASICs and interfaces) (PDF Format)	30th September 2002	C

P0-D18	Tabasco Implementation Notes (for internal configuration of Tabasco within an ASIC)	30th September 2002	D

P0-D19	Tabasco Block Specifications Document (PDF Format)	30th September 2002	D

P0-D20	Tabasco Functional Specifications Document (including hierarchical block diagrams and signal names) (PDF Format)	30th September 2002	C

P0-D21	Tabasco Functional verification plan including documentation of test features (PDF Format)	30th September 2002	D

Training for Silaria Staff

		T.B.A	C

P4-D1	Hardware Training at Silaria’s facilities on ARM based FPGA system delivery for 4 business days	T.B.A	D

P4-D2	Software Training at Silaria’s facilities on ARM based FPGA system delivery for 4 business days.	T.B.A	S

P4-D3	Hardware Training Documentation (PDF Format)	T.B.A	D

P4-D4	Software Training Documentation (PDF Format)	T.B.A	S

Above Schedule assumes a project start date (Effective Date) of 30th September 2002 based on Letter of Intent from Silaria on this date. Any slippage of the Effective Date beyond this date will require subsequent revision of this schedule by Parthus Technologies.

6.    RESPONSIBILITIES OF THE PARTIES

6.1    Parthus Technologies’s Responsibilities

Parthus Technologies shall be responsible for:

1.	The overall organization and management of the Project;

2.	Providing the Deliverables defined in Section 1

3.	Making available Parthus Technologies’s personnel assigned to this Project as requested by Licensee to perform services or answer questions;

4.
Supervising the activities and performance of Parthus Technologies’s personnel and Subcontractors; provided, however, in no event shall Parthus Technologies be responsible for any of the Third Party Existing Technology supplied by Parthus Technologies’s Subcontractors;

5.	Subject to the availability of personnel and to the procedure for Change Requests, providing additional services as may be mutually agreed upon in writing by the parties; and

6.	Such other responsibilities as are set forth in this Agreement.

6.2    Licensee’s Responsibilities

The Licensee shall be responsible for:

1.	Providing the Licensee Supplied Data within the specified time frames;

2.	Making all decisions requested by Parthus Technologies on a reasonable timely basis;

3.	Making available Licensee’s personnel assigned to this Project as requested by Parthus Technologies to perform services or answer questions;

4.	Such other responsibilities as are set forth in this Agreement.

7.    PROJECT ORGANIZATION

The project organization responsible for the implementation of this project will include members from both Licensee and Parthus Technologies personnel. Detailed descriptions of responsibilities are in subsequent sections.

7.1    Licensee’s Project Manager

Licensee will designate a single point of contact to be the “Licensee’s Project Manager.”

Licensee’s Project Manager is

Licensee’s Project Manager shall:

1.	Supervise the work of Licensee’s personnel and carry out Licensee’s responsibilities under this Agreement;

2.	Serve as principal liaison with Parthus Technologies’s personnel;

3.	Making available Licensee’s personnel assigned to this Project as requested by Parthus Technologies to perform Services or answer questions; and

4.	Execute on behalf of Licensee any notices, Acceptance Forms related to Deliverables produced or provided by Parthus Technologies, and other communications required for this Project;

5.	Identify problems, develop constructive solutions and recommend specific management action;

6.
Assist Parthus Technologies in its performance of the acceptance tests for the Deliverables produced by Licensee or Licensee’s Subcontractors and supervise Licensee’s performance of the acceptance tests for the Deliverables produced by Parthus Technologies.

7.2    Parthus Technologies’s Project Manager

Parthus Technologies will designate a single point of contact to be the “Parthus Technologies’s Project Manager.”

Parthus Technologies’s Project Manager is

Parthus Technologies’s Project Manager shall:

1.	Supervise the work of Parthus Technologies’s personnel and Parthus Technologies Subcontractors to ensure efficient operations to carry out Parthus Technologies’s responsibilities under this Agreement;

2.	Prepare updates to the Project Management Plan;

3.	Serve as principal liaison with Licensee’s personnel;

4.	Making available Parthus Technologies’s personnel assigned to this Project as requested by Licensee to perform Services or answer questions; and

5.	Prepare and deliver, on behalf of Parthus Technologies, Acceptance Forms related to Deliverables produced or provided by Parthus Technologies, and other communications required for this Project;

6.	Identify problems, develop constructive solutions thereto and recommend specific management action.

8.    PROJECT MANAGEMENT

8.1    Project Management Plan

The following Project Management deliverables will be developed during the initial planning phase of the project and reviewed with the Licensee before full ramp-up has begun.

8.1.1    Baseline Schedule.

Parthus Technologies shall create and maintain a baseline schedule against which progress of the project will be measured. The baseline schedule will be as defined in Section 7. As discussed with Silaria Parthus will endeavor to accelerate the schedule by one month. The baseline schedule will not change during the course of the project, except by properly executed change orders which approve adjustments to the scheduled start or completion of certain deliverables, or creates additional deliverables which have a schedule impact.

8.1.2    Risk Management Plan.

Parthus Technologies shall perform an assessment of the potential risks of the project and formulate a strategy for mitigating the identified risks.

8.2    On-going Project Management

The following Project Management deliverables may be produced during the course of managing the project depending on the circumstances, in accordance with Parthus Technologies’s standard Project Management Practices:

8.2.1    Change Orders.    Parthus Technologies shall analyze and document the impact of proposed changes to the project. Parthus Technologies shall review change requests with Licensee’s Project Manager and other Licensee representatives as requested by Licensee’s Project Manager to obtain approval to implement the proposed changes.

8.2.2    Change Order Status Logs.    Parthus Technologies shall maintain a change order status log to track and report the status and disposition of change requests as part of normal monthly status reporting.

8.2.3    Issues.    Parthus Technologies shall document any issues which arise during the course of the project and document updates as issues are assigned to project team members to resolve, and as resolutions of the issues are achieved.

8.2.4    Issue Log.    Parthus Technologies shall maintain an issues log to track and report the status and resolution of all issues as part of normal monthly status reporting.

8.2.5    Acceptance Forms.    Parthus Technologies shall prepare acceptance forms for each deliverable required under this contract to obtain formal Licensee acceptance of the deliverables.

8.2.6    Acceptance Log.    Parthus Technologies shall maintain a log showing the status of all deliverables submitted for acceptance containing a description of the deliverable, dates submitted for acceptance and, if necessary, the reasons for rejection, and comments pertaining to the deliverable.

8.2.7    Intellectual Property Log.    Parthus Technologies shall maintain a log of all Licensee, Parthus Technologies or third party intellectual property contributed to the project.

8.2.8    Weekly Status Reports.    A Weekly Status Report shall be developed by Parthus Technologies to communicate a summary status of the Project. The document includes, at a minimum, schedule performance, Deliverable status summary, key issues, accomplishment this period, planned activities for the next period, and other attachments (for example, issue log, change order log, acceptance log.